Exhibit 99.3

ENTECH SOLAR, INC.

13301 Park Vista Boulevard, Suite 100

Fort Worth, Texas 76177

October [—], 2009

Dear Stockholder:

Enclosed is a Registration Statement on Form S-1, dated [—], 2009 (the “Registration Statement”), and other materials relating to the rights offering by Entech Solar, Inc. (the “Company”). Please carefully review these materials including, without limitation, the prospectus which is a part of the Registration Statement and which describes how you can participate in the rights offering (the “Prospectus”). You will be able to exercise your subscription rights to purchase additional shares of the Company’s common stock only during a limited period. You will find answers to some frequently asked questions about the rights offering beginning on page 2 of the Prospectus. The exercise of subscription rights is irrevocable.

Summary of the Terms of the Rights Offering.

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We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is September 23, 2009, at no charge, one transferable subscription right for each share of common stock owned.

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Each basic subscription right will entitle the rights holder to purchase 0.1588 of a share of our common stock at a price of $0.1092 per share, the subscription price, upon timely delivery of the required documents and payment of the subscription price. Fractional shares of our common stock will not be issued since we will round down the aggregate number of shares that the rights holder is entitled to receive to the nearest whole number.

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Subject to allocation and availability as described below, each subscription right also grants the holder an over-subscription privilege to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription right in full.

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If you elect to send in your Form of Exercise, Sale or Transfer of Subscription Rights to the Subscription Agent, Computershare Trust Company, N.A., you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If an insufficient number of shares are available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription rights in accordance with the Prospectus. The Subscription Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

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If you wish to exercise your subscription rights, you must do so prior to 5:00 p.m., New York City time, on [—], 2009, the expiration date for the rights offering, subject to earlier termination. After the expiration date, the subscription rights will expire automatically and will have no value.

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You are not required to exercise any or all of your subscription rights. The rights are transferable and we intend to apply for the rights to be quoted on the National Association of Securities Dealers Over-The-Counter Bulletin Board under the ticker symbol “ENSLR.OB” from [—], 2009 until 5:00 p.m. New York City time on the date that is one business day prior to the Expiration Date. There is no guarantee that the application for quotation will be accepted.

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You may sell your unexercised rights through the Subscription Agent or through a brokerage firm. If you would like to sell your rights through the Subscription Agent for no additional fee, you must deliver your executed Form of Exercise, Sale or Transfer of Subscription Rights at least two business days before the offering’s Expiration Date.

If your shares are held in your name, a Form of Exercise, Sale or Transfer of Subscription Rights is enclosed. If your shares are otherwise held in the name of your bank, broker or other nominee, you must contact your bank, broker or other nominee if you wish to participate in this rights offering.

If you do not timely exercise your subscription rights, your ownership interest in the Company will be diluted. Please see page 15 of the Prospectus for a discussion of dilution and other risk factors.

If you have any questions concerning this rights offering, please contact the information agent, Georgeson Inc., by telephone, at 800-676-0098 (call toll-free).

Frank W. Smith
Chief Executive Officer